Exhibit 19.1
Insider Trading Policy

1. Purpose

To promote compliance with applicable securities laws by Premier, Inc., Premier Healthcare Solutions, Inc., Premier Healthcare Alliance, L.P. and their respective subsidiaries (“Premier” or the “Company”) and all directors, officers and employees thereof, in order to preserve the reputation and integrity of Premier as well as that of persons affiliated therewith.

2. Scope

Applies to all to all directors, officers and employees of the Company as well as contractors or consultants designated as being covered from time to time. Every director, officer and employee of the Company and other designated covered individuals must read and retain this Policy. Unless the context otherwise requires, references to the “Company” in this Policy refer to the Company, Premier Healthcare Alliance, L.P. and their respective subsidiaries.

3. Definitions

Company Securities – Shares of Class A Common Stock or other capital stock or securities of the Company.

Covered Person – Any (i) director, officer or other employee or designated contractor or consultant of the Company, (ii) agent or advisor of the Company (such as its auditors or attorneys), (iii) person identified as a Restricted Insider, or (iv) Related Person thereof.

Insider – Any person (including Covered Persons) who possesses material, nonpublic information.

Material Information – The materiality of information depends upon the circumstances. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or if the facts would have been viewed by the reasonable investor as having significantly altered the “total mix” of information publicly available. Material information can be positive or negative and can relate to virtually any aspect of a company’s business and impact the value of any type of security – debt or equity. Examples:

•Unpublished financial results or projections
•News of a pending or proposed transaction, such as a significant merger, acquisition, divestiture or joint venture
•Stock splits or dividends, stock repurchases, calls for redemption of securities and other events regarding the Company’s outstanding securities
•Acquisition or loss of a significant member contract
•Development of a significant new product or process
•Change in control or a change in management
•Change in auditors or auditor notification that the Company can no longer rely on an auditor’s report
•New equity or debt offerings or purchases (whether publicly or privately)
•Significant change in strategy or development involving corporate relationships
•Significant litigation exposure or regulatory action
•Significant cybersecurity incidents, vulnerabilities and breaches
•Impending bankruptcy or receivership

The above list is only illustrative; many other types of information may be considered “material,” depending on the circumstances. The materiality of particular information should be reviewed on a frequent basis. The Securities and Exchange Commission (SEC) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even small quantitative changes can be qualitatively material.

Nonpublic Information – Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Thomson Reuters, The Wall Street Journal, the Associated Press or United Press International. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to react to the information. Generally, and for purposes of this Policy, two full trading days following publication is viewed as a reasonable time period before such information is deemed to be public. Therefore, if an announcement is made before the commencement of trading on a Monday, Covered Persons may trade in Company Securities starting on Wednesday of that week, because two full trading days would have elapsed by then (all of Monday and Tuesday). If the announcement is made on Monday after trading begins, Covered Persons may not trade in Company Securities until Thursday. If the announcement is made on Friday after trading begins, Covered Persons may not trade in Company Securities until Wednesday of the following week.

Restricted Insider – Any Company director or executive officer required to file reports pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other individual designated as a Restricted Insider at the sole discretion of the Company.

Related Person – For purposes of this Policy includes (i) a Covered Person’s spouse and minor children and anyone else living in such person’s household, (ii) partnerships in which a Covered Person is a general partner, (iii) trusts of which a Covered Person is a trustee, (iv) estates of which a Covered Person is an executor and (v) other equivalent legal entities that a Covered Person controls. Although a Covered Person’s parent or sibling is not considered a Related Person (unless living in the same household), a parent or sibling may be a “tippee” for securities laws purposes. See item 8 below for a discussion of the prohibition on “tipping.”

POLICY

1.It is the Company’s policy that no Covered Person having material, nonpublic information relating to the Company may buy or sell Company Securities or engage in any other action to take advantage of, or pass on to others, such information. This Policy also applies to material, nonpublic information relating to any other company with publicly traded securities, including our members or suppliers, obtained in the course of employment by or association with Premier.

2.To avoid even the appearance of impropriety, additional restrictions on trading Company Securities apply to Restricted Insiders. Refer to items 12-14 below for more information.

3.Investing in Company Securities provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of a Covered Person in conflict with the best interests of the Company and its stockholders.

Trading Requirements and Guidelines

4.Non-disclosure of Material Nonpublic Information.
4.1Material, nonpublic information is strictly confidential and must not be disclosed whether through written, oral or electronic means to anyone, except for legitimate authorized business purposes to persons within the Company or to external advisors such as investment banking advisors, outside legal counsel, and contractors or consultants whose positions or roles require them to know such information and who are bound by confidentiality obligations, until such information has been publicly released by the Company.

5.Prohibited Trading in Company Securities.
5.1No Covered Person may place a purchase or sell order or recommend that another person place a purchase or sell order in Company Securities including initial elections, changes in elections or reallocation of funds relating to 401(k) plan accounts, when such person has knowledge of material, nonpublic information concerning the Company. Further, no Covered Person may make loans, pledges, gifts, charitable donations or other contributions of Company Securities when such person has knowledge of material, nonpublic information concerning the Company. However, the following transactions are not covered by the foregoing restrictions (“Excepted Transactions”): (i) the exercise of options granted by the Company to purchase Company common stock, whether by paying the exercise price in cash or, if permitted under the terms of the stock option, via net exercise or other surrender of Company Securities, but expressly excluding any market sale of shares acquired upon exercise; (ii) the surrender of Company Securities to the Company, or the Company’s withholding of Company Securities otherwise issuable to a Covered Person, to satisfy any tax withholding obligations upon the exercise of stock options, the vesting of restricted stock, or the settlement of restricted stock units granted by the Company, in each case if permitted under the terms of the applicable equity award, (iii) elections and purchases under the Company’s Employee Stock Purchase Plan, (iv) transactions mandated under a judicial divorce decree or marital settlement agreement which do not benefit any Covered Person (other than the benefit of any tax deductions that may result from such transaction), and (v) transactions pursuant to a compliant Rule 10b5-1 Plan (as defined in item 6 below).

6.Sales Under SEC Rule 10b5-1.
6.1Covered Persons may elect to transact in Company Securities pursuant to contracts, plans or instructions complying with the requirements of Rule 10b5-1(c)(1) under the Exchange Act (“Rule 10b5-1 Plans”). Rule 10b5-1 Plans must be entered into in good faith while the Covered Person is not in possession of material, nonpublic information, and the adoption and maintenance of any such Rule 10b5-1 Plan by a Covered Person must comply with all other requirements of Rule 10b5-1(c) any and all policies of the Company applicable to such Covered Person with respect to the adoption and maintenance of Rule 10b5-1 Plans.
6.2The Company has established a Rule 10b5-1 Plan Policy that sets forth required terms, conditions, and procedures relating to the adoption, amendment and termination of Rule 10b5-1 Plans, and which specifies Covered Persons that are required to use Rule 10b5-1 Plans to buy or sell Company Securities in public markets.

7.Twenty-Twenty Hindsight.
7.1If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction relating to the Company Securities, an Insider should carefully consider how such person’s transaction may be construed in the bright light of hindsight.

8.“Tipping” Information to Others.
8.1Insiders may be liable for communicating or tipping material, nonpublic information to any third party (“tippee”), even if such third party is not a Related Person. Further, insider trading violations are not limited to trading or tipping by Insiders. Persons other than Insiders also can be liable for insider trading, including tippees who trade on material, nonpublic information tipped to them and individuals who trade on material, nonpublic information which has been misappropriated.
8.2Tippees inherit an Insider’s duties and are liable for trading on material, nonpublic information illegally tipped to them by an insider. Similarly, just as Insiders are liable for the insider trading of their tippees, tippees who pass such information along to others who trade on such information will be liable. In other words, a tippee’s liability for insider trading is no different from that of an Insider. Tippees can obtain material, nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

9.Speculation and Hedging Transactions Prohibited.
9.1No Covered Person may trade in options, warrants, puts or calls or similar instruments involving Company Securities or sell Company Securities “short.” Further, no Covered Person may hold Company Securities in margin accounts. Anyone may, of course, in accordance with this Policy and other Company policies, hold and exercise options granted to such person by the Company.
9.2Covered Persons are prohibited from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company Securities granted as compensation or held directly or indirectly by the Covered Person.

10.Trading in Other Securities.
10.1No Covered Person may place purchase or sell orders or recommend that another person place a purchase or sell order involving the securities of another company if such Covered Person learns of material, nonpublic information about such other company in the course of such Covered Person’s employment or other relationship with Premier.

11.Post-Termination/Separation Transactions.
11.1This Policy (other than the pre-clearance requirements of item 14) continues to apply to transactions in the Company Securities by a Covered Person following termination of employment or other services with the Company until the later of (i) 60 days following termination of employment or services or (ii) the date such Covered Person is no longer aware of material, nonpublic information.

Additional Restrictions and Requirements for Restricted Insiders

12.Trading Window.
12.1In addition to being subject to all of the other limitations in this Policy, Restricted Insiders may only buy or sell Company Securities in the public market during the period beginning two full trading days after the release of the Company’s quarterly earnings (by press release or filing of a Form 8-K current report) and ending at 4:00 pm Charlotte, North Carolina time on the seventh day of the third month of the then-current fiscal quarter (i.e., March 7, June 7, September 7 and December 7), provided that if such seventh day falls on a Saturday, Sunday or other day on which stock markets are not open for trading,then in the discretion of the General Counsel, the ending date may be extended to 4:00pm Charlotte, North Carolina time on the next trading day. Additionally, the Company may establish event-specific black-out periods from time to time which will further limit the time during which Restricted Insiders may buy or sell Company Securities in the public market. These blackout restrictions do not apply to Excepted Transactions.

13.Pre-Clearance.
13.1Restricted Insiders must obtain prior clearance from the Company’s General Counsel or his or her designee before (i) any purchases or sales of Company Securities (other than Excepted Transactions), and (ii) the adoption of any Rule 10b5-1 Plan. The General Counsel or his or her designee may consult as they deem necessary or appropriate with senior management of and/or counsel to the Company before clearing any proposed trade or trading plan. The determination of whether to clear a proposed purchase and sale or trading plan will be based on whether it raises insider trading concerns or other concerns under the federal or state securities laws and regulations, and in the discretion of the General Counsel or his or her designee may be based on any representations or certifications provided pursuant to item 13.2 below. Clearance of a transaction or a trading plan does not constitute guidance regarding the validity of the transaction or trading plan under applicable laws and regulations; and no representative of the Company assumes responsibility for, and pre-clearance of a transaction or plan will not protect a trading party from, the consequences of prohibited insider trading. Furthermore, clearance of transaction or trading plans will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction, if given, is valid only for a 48-hour period. If the transaction order for a purchase or sale of Company Securities is not placed within that 48-hour period, clearance of such purchase or sale, as the case may be, must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

13.2The General Counsel may establish such processes and procedures as he or she deems necessary or appropriate for purposes of the pre-clearance under item 13.1 above. Such processes and procedures may include, without limitation, a process for written notification of a proposed transaction or trading plan, along with such representations relating to the clearance request as the General Counsel or his or her designee may specify, and accompanied by such certifications as they may deem necessary or appropriate as a condition to Company clearance of a transaction or trading plan.

14.Hardship Exceptions.
14.1In limited circumstances, the Company’s General Counsel may grant a hardship exception to a Covered Person who is subject to a blackout period and who has an unexpected and urgent need to sell Company Securities in order to generate cash. However, a hardship exemption from a blackout period under this Policy is not an exception to insider trading laws. A transaction that may be necessary or seem justifiable for independent reasons including a need to raise money for a personal financial emergency is neither a general exception to this Policy nor a safeguard against prosecution for violation of insider trading laws. Hardship exemptions may be granted only by the General Counsel and must be requested at least two business days in advance of the proposed trade. Under no circumstances will a hardship exception be granted during an event-specific blackout period or to a director or executive officer.

The Consequences of Insider Trading

15.Individuals who trade on material, non-public information or tip information to others can be subject to an array of civil and criminal penalties. Violations are taken very seriously by the SEC, the federal agency responsible for enforcing the law in this area.
15.1Potential sanctions include:
15.1.1Disgorgement of profits gained or losses avoided and interest thereon.
15.1.2A civil penalty of up to three times the profit gained or loss avoided.
15.1.3A bar from acting as an officer or director of a publicly traded company.
15.1.4A criminal fine (no matter how small the profit or the lack thereof) of up to $5 million.
15.1.5A jail term of up to 20 years.

16. These penalties can apply even if the individual is not a director or officer of the Company. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, NASDAQ Capital Market and Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading. In addition to the potentially severe civil and criminal penalties for violation of the insider trading laws, violation of this Policy may result in the imposition by the Company of sanctions, including dismissal from the Company. A conviction or finding of liability for insider trading can also result in individuals being banned generally from employment in the securities or financial services industries or other employment, and even a mere allegation of insider trading can result in severe harm to professional and personal reputation.

Certification

17. It is a condition of employment or continued employment with the Company that every employee read and acknowledge acceptance of this Policy as requested by the Company.

Where to Go with Questions and Concerns

Direct questions regarding this Policy to the General Counsel or any person to whom the General Counsel has delegated responsibility for advising on this Policy.